NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces Fiscal 2019 3rd Quarter and Nine-Months Financial Results

  Total Revenues – Net increased 9% to $22.8 million, for the third quarter and 7% to $64.7 million for the nine-month period ended March 31, 2019, versus same period during prior year.
  Income from Operations increased 50% to $6.6 million, for the third quarter and 21% to $18.1 million for the nine-month period ended March 31, 2019, versus same period during prior year.
  Net Income increased 22% to $ 5.2 million, for the third quarter and 3% to $14.6 million for the nine-month period ended March 31, 2019, versus same period during prior year. This is largely due to net tax adjustments of $1.5 million For the nine months ended March 31, 2018, the Company recorded a net provision of $3.8 million and
  Diluted Net Income per Common Share available to Common Shareholders increased 10% to $0.56, for the third quarter, however it decreased 7% to $1.55 for the nine-month period ended March 31, 2019, versus same period during prior year, as a result of the Company's requirement to re-evaluate the need for a deferred tax valuation allowance and record a full Provision for Income Taxes in the amount of $1.5 million for the third quarter and $3.8 million for the nine month period.
  MRI scans at the managed or owned centers increased 6% year over year, to 183,000.
  Working Capital increased by 29% to $67.5 million over the first nine-months of Fiscal 2019.

MELVILLE, NEW YORK, May 13, 2019 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, announced today its financial results for the 3rd Fiscal Quarter of 2019 and the nine-month period ended March 31, 2019. The Company’s two industry segments are: development, manufacturing and servicing of the FONAR UPRIGHT® Multi-Position™ MRI, aka Stand-Up® MRI, and management or ownership of 26 MRI centers through its subsidiary, Health Management Company of America (HMCA).

The majority of MRI exams are of the spine, and FONAR’s UPRIGHT® MRI technology is of great importance. Diagnosticians are able to view human anatomy in its normal weight-bearing positions, including sitting, standing and bending. Certain anatomical regions are very sensitive to body-position and gravity. If diagnosticians can evaluate the spine in those positions, they can minimize or completely avoid the risks of mischaracterizing or underestimating the patients’ problems.

Statement of Operations Items

Revenues increased 9% for the third fiscal quarter ended March 31, 2019 to $22.8 million as compared to $21.0 million for the corresponding quarter one year earlier. Revenues increased 7% for the nine-month period ended March 31, 2019 to $ 64.5 million as compared to $60.5 million for the corresponding period one year earlier.

Part of the reason for this revenue growth was product sales – net increased to $0.8 million from $0.1 million during the third fiscal quarter ended March 31, 2019.

FONAR CORPORATION AND SUBSIDIARIES

Income from Operations increased 50% for the third fiscal quarter ended March 31, 2019 to $6.7 million as compared to $4.4 million for the corresponding quarter one year earlier. Income from Operations increased 21% for the nine-month period ended March 31, 2019 to $18.1 million as compared to $15.0 million for the corresponding period one year earlier.

Net Income increased 22% for the third fiscal quarter ended March 31, 2019 to $5.2 million as compared to $4.3 million for the corresponding quarter one year earlier. Net Income increased 3% for the nine-month period ended March 31, 2019 to $14.6 million as compared to $14.1 million for the corresponding period one year earlier, as a result of the Company's requirement to re-evaluate the need for a deferred tax valuation allowance and record a full Provision for Income Taxes in the amount of $3.8 million.

The Provision for Income Taxes increased 828% for the third fiscal quarter ended March 31, 2019 to $1.5 million as compared to $0.2 million for the corresponding quarter one year earlier. The Provision for Income Taxes increased 316% for the nine-month period ended March 31, 2019 to $3.8 million as compared to $0.9 million for the corresponding period one year earlier. This results from the re-evaluation of the need for a deferred tax valuation allowance and requirement to record a full tax provision for the nine months March 31, 2019 in the amount of $3.7 million.

Diluted Net Income Per Common Share Available to Common Shareholders increased 10% for the third fiscal quarter ended March 31, 2019 to $0.56 as compared to $0.51 for the corresponding quarter one year earlier. Diluted Net Income Per Common Share Available to Common Shareholders decreased 7% for the nine-month period ended March 31, 2019 to $1.55 as compared to $1.66 for the corresponding period one year earlier.

Total Costs and Expenses decreased 2% for the third fiscal quarter ended March 31, 2019 to $16.2 million as compared to $16.6 million for the corresponding quarter one year earlier. Total Costs and Expenses increased 2% for the nine-month period ended March 31, 2019 to $46.6 million as compared to $45.5 million for the corresponding period one year earlier.

Balance Sheet Items

Total Cash and Cash Equivalents at March 31, 2019, increased 26% to $24.8 million, as compared to $19.6 million at June 30, 2018.

Total Assets ended March 31, 2019, increased 7% to $126.6 million, as compared to $118.3 million at June 30, 2018.

Total Current Assets ended March 31, 2019, increased 18% to $ 78.8 million, as compared to $67.1 million at June 30, 2018.

Total Liabilities ended March 31, 2019, decreased 21% to $ 12.7 million, as compared to $16.1 million at June 30, 2018.

Total Current Liabilities ended March 31, 2019, decreased 23% to $ 11.3 million, as compared to $14.6 million at June 30, 2018.

FONAR CORPORATION AND SUBSIDIARIES

Significant Event

On March 14, 2019, the Company reported in a press release the on-line publication of a chapter where the physician-author-researchers utilized the FONAR UPRIGHT® Multi-Position™ MRI. The title of their chapter is: Craniocervical Junction Syndrome: Anatomy of the Craniocervical and Atlantoaxial Junctions and the Effect of Misalignment on Cerebrospinal Fluid Flow.Management Discussion. To learn more visit: www.fonar.com/news/031419.htm.

One of the authors, Dr. Scott Rosa, has developed a patented method to restore cerebrospinal integrity by correcting misalignments at the cranio-cervical junction (CCJ) called Image Guided Atlas Treatment™ or IGAT™. He says that the FONAR UPRIGHT® MRI and its imaging sequences are a critical part of the IGAT™ methodology in correcting the misalignments found at the CCJ. This is because only the FONAR UPRIGHT® MRI can visualize the CCJ in the upright, fully weight-loaded position, necessary for detecting fully distended cerebellar tonsillar ectopia and CSF flow impeding vertebral malalignments.

Management Discussion

Raymond V. Damadian, M.D., Chairman of the Board of Directors of Fonar Corporation, remarked: “I was very pleased to report that a central part of this peer-reviewed, research chapter, strongly endorsed the FONAR UPRIGHT® Multi-Position™ MRI. The chapter reports: ‘The FONAR upright weight-bearing MRI has been shown to be most sensitive in detecting cerebellar tonsillar ectopia since the weight-bearing posture presents the cerebellar tonsils further distended into the foramen magnum.’ In addition, it recognized that, 'Upright Cine MRI of the cranio-cervical junction demonstrates CSF flow dynamics.” These dynamic studies cannot be obtained on a recumbent-only MRI.

President and CEO, Timothy R. Damadian said, “We are very pleased with the third quarter results, in particular the 9% increase in revenues and the 50% increase in Income from Operations. Eleven (11) of our 26 sites had record scan volumes this quarter.

“Much of our success is attributable to the installation of additional MRI equipment at high-volume centers. The ability to offer referring physicians a broad spectrum of MRI services together with the cost benefits from shared expenses has resulted in higher profit margins and record scan volumes at sites in New York and Florida. Encouraged by such performance, we are currently in the process of installing additional equipment at other high-volume centers.

“In addition to expanding capacity at existing centers, we have also grown by expanding our footprint with de novo projects.  In fact, we have made the decision to open our eighth location in Florida and expect to have the lease finalized shortly. We continue to search for acquisitions within our footprint consistent with our business model. While several acquisition opportunities have arisen over the past six months, none offered our requisite combination of price and growth potential to warrant our use of capital.

“Naturally, the costs involved in purchasing and installing additional equipment, establishing new MRI centers, or making acquisitions are substantial.  With our strong balance sheet, we are grateful to be able to pursue our business plan on a sound financial footing.”

The Company also sold an UPRIGHT® Multi-Position MRI to a new customer in central Florida who had become aware of its enormous appeal in his community.

Our cash position, which is now over $24 million, is growing at a significant rate. Along with other strong balance sheet items, the Company is in excellent position for future growth. Such growth will be well planned and executed in order to maintain the Company’s profit trajectory.

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, The Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	March 31, 2019	June 30, 2018
Cash and cash equivalents	$24,780	$19,634
Accounts receivable – net	3,709	3,814
Accounts receivable - related party	30	—
Medical receivable – net	15,318	13,351
Management and other fees receivable – net	24,979	21,863
Management and other fees receivable – related medical practices – net	6,204	5,535
Inventories	1,810	1,431
Costs and estimated earnings in excess of billings on uncompleted contracts	335	87
Prepaid expenses and other current assets	1,647	1,350
Total Current Assets	78,812	67,065
Income taxes receivable	1,200	1,200
Deferred income tax asset	18,989	22,689
Property and equipment - net	17,440	16,492
Goodwill	3,985	3,985
Other intangible assets - net	4,959	5,602
Other Assets	1,207	1,278
Total Assets	$125,592	$118,311

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31, 2019	June 30, 2018
Current Liabilities:
Current portion of long-term debt and capital leases	$40	$39
Accounts payable	1,631	1,300
Other current liabilities	4,973	8,178
Unearned revenue on service contracts	3,777	4,192
Unearned revenue on service contracts - related party	27	—
Customer advances	834	858
Total Current Liabilities	11,282	14,567
Long-Term Liabilities:
Deferred income tax liability	239	239
Due to related medical practices	93	227
Long-term debt and capital leases, less current portion	282	306
Other liabilities	755	737
Total Long-Term Liabilities	1,369	1,509
Total Liabilities	12,651	16,076

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY (Continued)

	March 31, 2019	June 30, 2018
STOCKHOLDERS' EQUITY:
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at March 31, 2019 and June 30, 2018, 313 issued and outstanding at March 31, 2019 and June 30, 2018	$—	$—
Preferred stock $.001 par value; 567 shares authorized at March 31, 2019 and June 30, 2018, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at March 31, 2019 and June 30, 2018, 6,369 and 6,299 issued at March 31, 2019 and June 30, 2018; 6,357 and 6,288 outstanding at March 31, 2019 and June 30, 2018	1	1
Class B Common Stock (10 votes per share) $ .0001 par value; 227 shares authorized at March 31, 2019 and June 30, 2018, .146 issued and outstanding at March 31, 2019 and June 30, 2018	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at March 31, 2019 and June 30, 2018, 383 issued and outstanding at March 31, 2019 and June 30, 2018	—	—
Paid-in capital in excess of par value	181,086	179,132
Accumulated deficit	(69,039)	(79,773)
Notes receivable from employee stockholders	—	(9)
Treasury stock, at cost - 12 shares of common stock at March 31, 2019 and June 30, 2018	(675)	(675)
Total Fonar Corporation Stockholder Equity	111,373	98,676
Non controlling interests	2,568	3,559
Total Stockholders' Equity	113,941	102,235
Total Liabilities and Stockholders' Equity	$126,592	$118,311

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	For the Three Months
REVENUES	Ended March 31,
	2019	2018
Patient fee revenue, net of contractual allowances and discounts	$6,410	$10,163
Provision for bad debts for patient fee	—	(4,552)
Patient fee revenue – net	6,410	5,611
Product sales – net	796	69
Service and repair fees – net	1,964	2,314
Service and repair fees – related parties - net	28	28
Management and other fees – net	11,191	10,670
Management and other fees – related medical practices – net	2,390	2,287
Total Revenues – Net	22,779	20,979
COSTS AND EXPENSES
Costs related to patient fee revenue	2,740	2,570
Costs related to product sales	216	173
Costs related to service and repair fees	752	775
Costs related to service and repair fees – related parties	10	9
Costs related to management and other fees	5,834	5,733
Costs related to management and other fees – related medical practices	1,634	1,281
Research and development	381	503
Selling, general and administrative	4,604	5,533
Total Costs and Expenses	16,171	16,577
Income From Operations	6,608	4,402
Interest Expense	(27)	(46)
Investment Income	104	74
Other Expense	—	(8)
Income Before Provision for Income Taxes and Non Controlling Interests	6,685	4,422
Provision for Income Taxes	(1,484)	(160)
Net Income	5,201	4,262
Net Income - Non Controlling Interests	(1,338)	(781)
Net Income - Controlling Interests	$3,863	$3,481
Net Income Available to Common Stockholders	$3,623	$3,263
Net Income Available to Class A Non-Voting Preferred Stockholders	$179	$163
Net Income Available to Class C Common Stockholders	$61	$55
Basic Net Income Per Common Share Available to Common Stockholders	$0.57	$0.52
Diluted Net Income Per Common Share Available to Common Stockholders	$0.56	$0.51
Basic and Diluted Income Per Share-Class C Common	$0.16	$0.15
Weighted Average Basis Shares Outstanding-Common Stockholders	6,357	6,287
Weighted Average Diluted Shares Outstanding-Common Stockholders	6,485	6,415
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	For the Nine Months Ended March 31,
	2019	2018
REVENUES
Patient fee revenue, net of contractual allowances and discounts	$17,856	$28,353
Provision for bad debts for patient fee	—	(12,873)
Patient fee revenue – net	17,856	15,480
Product sales – net	1,241	508
Service and repair fees – net	6,116	6,929
Service and repair fees – related parties - net	83	83
Management and other fees – net	32,448	30,781
Management and other fees – related medical practices – net	6,965	6,699
Total Revenues – Net	64,709	60,480
COSTS AND EXPENSES
Costs related to patient fee revenue	8,016	7,619
Costs related to product sales	539	562
Costs related to service and repair fees	2,242	2,309
Costs related to service and repair fees – related parties	30	27
Costs related to management and other fees	17,493	17,116
Costs related to management and other fees – related medical practices	4,421	3,692
Research and development	1,368	1,258
Selling, general and administrative	12,474	12,899
Total Costs and Expenses	46,583	45,482
Income From Operations	18,126	14,998
Interest Expense	(78)	(138)
Investment Income	336	179
Other (Expense) Income	—	(15)
Income Before Provision for Income Taxes and Non Controlling Interests	18,384	15,024
Provision for Income Taxes	(3,826)	(920)
Net Income	14,558	14,104
Net Income - Non Controlling Interests	(3,824)	(2,715)
Net Income - Controlling Interests	$10,734	$11,389
Net Income Available to Common Stockholders	$10,067	$10,675
Net Income Available to Class A Non-Voting Preferred Stockholders	$496	$532
Net Income Available to Class C Common Stockholders	$170	$182
Basic Net Income Per Common Share Available to Common Stockholders	$1.58	$1.70
Diluted Net Income Per Common Share Available to Common Stockholders	$1.55	$1.66
Basic and Diluted Income Per Share-Class C Common	$0.44	$0.48
Weighted Average Basic Shares Outstanding-Common Stockholders	6,353	6,287
Weighted Average Diluted Shares Outstanding-Common Stockholders	6,481	6,415
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383